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                                                                     EXHIBIT 5.1

August 10, 2001


Sequenom, Inc.
3595 John Hopkins Court
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sequenom, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of an aggregate of 1,215,592 shares (the "Shares") of the Company's Common Stock, $.001 par value (the "Common Stock"), which includes (i) 972,474 shares of Common Stock for issuance upon the exercise of options granted under the Sequenom, Inc. 1999 Stock Incentive Plan (the "Incentive Plan") and (ii) 243,118 shares of Common Stock for issuance under the Sequenom, Inc. 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The options granted under the Incentive Plan are hereinafter referred to as the "Options."

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan, the Purchase Plan, the Company's Second Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Incentive Plan and the options, or the Purchase Plan, as applicable, the Registration Statement and the applicable related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:  /s/ D. Bradley Peck
     -----------------------
     D. Bradley Peck, Esq.